Exhibit 99.2

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EDITED TRANSCRIPT Q3 2018 Big Lots Inc Earnings Call EVENT DATE/TIME: DECEMBER 07, 2018 / 1:00PM GMT

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

CONFERENCE CALL PARTICIPANTS
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst
Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst
Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst
Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst
Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
Vincent J. Sinisi Morgan Stanley, Research Division - VP

PRESENTATION
Operator

Ladies and gentlemen, welcome to the Big Lots Q3 2018 Earnings Conference Call. This call is being recorded. (Operator Instructions)

At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Good morning. Thank you for joining us for our third quarter conference call. With me here today in Columbus are Bruce Thorn, our new President and CEO; Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer; and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, Bruce will start the call with a few opening comments. Lisa will discuss our results from a merchandising perspective, and T.J. will review the financial results from the quarter and the outlook for Q4 and fiscal 2018. I'll now turn the call over to Bruce.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Thank you, Andy, and good morning, everyone. It's a privilege to be speaking with you today as President and CEO of Big Lots. Like Big Lots, I was born in Ohio in 1967, and I've known Big Lots my whole life. Growing up, my mother used to take me shopping at our stores on a regular basis. She was always about making our lives better with new home decor, festive holiday celebrations and treats and toys for life's special moments, so you can imagine how thrilled I am to have the opportunity to serve this great company and its customers.

Before I get started, I'd like to take a moment to thank T.J. and Lisa for their co-leadership of Big Lots over the past year. Leading a large public company is hard work, and it's even more difficult during times of transition. Their professionalism and commitment to customers and associates has been exemplary.

Let's talk about Q3. From a topline perspective, Q3 was encouraging, with comps increasing 3.4%, which is solidly in line with our guidance. It represents our best quarterly comp in nearly 7 years or 27 quarters to be exact. Lisa will discuss the performance by merchandising category in a moment, but suffice it to say, our Ownable categories of Furniture and Seasonal and Soft Home are the headlines that drove the strength in performance.

Our bottom line or loss for the quarter, fell far short of expectations, T.J. will cover the details later in the call here. While we are not happy with the quarter's mixed results, based on my observations so far, I do see several key opportunities. Here are a few of them. We

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

are in a great marketplace that continues to grow. After spending the past several years in men's apparel, it's exciting to be serving all of the U.S. population across a hearty assortment of products and solutions. We have a strong, proud team that wants to grow. We are dedicated to Jennifer and enjoy serving her. We are a community retailer and our associates champion that purpose every day in our 1400-plus stores, 5 distribution centers and corporate office. We have a lot of work to do in order to grow profitably and get our fair share of this marketplace. While we are pleased with achieving positive sales comps for the last 2 quarters, we need to achieve sustained and accelerated profitable growth in the future. Over the past 60-plus days, I've been fully immersed in our company learning about the business through detailed business updates and one on ones with our leadership. I've spent time with many of our valuable vendors. I've met with our company's leaders and associates through roadshows, town halls, DC and store visits. I spent one of my first weeks at Big Lots working as a store associate, where I got to experience unloading a truck at 4 a.m., stocking shelves before the customers arrive, listening to our frontline associates on the floor and in break rooms and conducting personal customer interviews. From this schedule, I've learned a lot about our business, and this has begun to inform my thoughts and ideas for the future.

First and foremost, we have the best associates in retail. I've been amazed by the reception and welcome I received from the entire Big Lots family. The passion, energy and engagement of our team is incredible, particularly, as we focus on serving Jennifer this holiday season. Next, we need to continue to grow Furniture, Seasonal and Soft Home. Multiple years of sales growth in these categories, along with customer insight, suggest continued upside opportunities. We've gained market share here and recent competitors' store closures suggest we still have room to grow. We have work to do in other categories of the store, mainly Food and Consumables. The performance of these categories have been challenged, or in certain instances, faced more competitive pressure. However, we have to make swift progress here, and I believe the team is up for the challenge.

We must continue to invest in and refine our new Store of the Future format that the team have developed. Driving incremental sales lift of high single to low double digits in most major markets completed this year is quite impressive. These lifts continue to be a balance of a bigger basket and transaction growth, which is coming from higher traffic to our stores. We intend to move swiftly here, accelerating the number of remodels in 2019, and challenging ourselves to get through the majority of the fleet in the next 3 years, quicker than originally planned. I see this as a key growth initiative, not just because of the sales lift from the remodel, but the Store of the Future layout also better positions us for continued merchandise resets or category shifts going forward.

We're also encouraged by the potential for net new store growth next year and into the future. Dislocation in the real estate market with competitor closings has presented excellent opportunities for Big Lots, enabling us to enter some new markets as well as strategically relocate dozens of locations to be more appropriately sized to support our Ownable businesses. I also view relocations as an opportunity to be more convenient for our customers. While we must do a better job improving our brand awareness and equity, I am pleased with another quarter of growth or signups in our Rewards loyalty program, with the majority of growth coming from online signups. We ended Q3 with a record number of active members at 16.4 million. We achieved record penetration of Rewards activity, both in sales and transactions for Q3. Growth in our loyalty program increases our opportunity to effectively communicate with Jennifer and more efficiently share the changes at Big Lots, particularly in Store of the Future markets. We are continuing to invest in and improve the effectiveness, efficiency, and consistency of our supply chain. This means getting our new California DC up and running as planned and making better upstream decisions that improve our flow of merchandise from vendor to shelf.

We need to make our stores easier to run for our leaders and associates, while also creating an even more engaging and curated experience for our customers and future customers. As I mentioned earlier, the new Store of the Future format is a huge step in this direction. Our store team leaders are highly engaged and excited about the direction we are taking here, and we have a unique opportunity to leverage their excitement, remembering they are the last person Jennifer sees in stores and the face of the company to her. We need to be a better omnichannel retailer, and I'm excited about BOPIS (Buy Online, Pickup in the Store), another key growth opportunity that was under development when I got here. Clearly, the retail landscape has been evolving at an unprecedented pace for the last few years. The importance of a fully integrated seamless shopping experience, combining brick-and-mortar stores and e-commerce capabilities, is what Jennifer expects, and our stores are extremely excited about it. We will begin piloting BOPIS later in 2019.

Finally, we must improve our expense management near term and longer term in order to fund our growth opportunities for the future. Big Lots' business model has so many solid foundations in place to enable us to grow. However, we recognize we need some outside-in

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

help in order to accelerate growth and deliver more consistent shareholder value in the future. Over the past several weeks, my team and I have met with some of the best consulting minds in retail, and as a result, we've engaged a team of experts to help us enhance and accelerate our growth strategy and also help us expand margins and improve our bottom line longer term. Our leadership team will be working in tandem with this outside team to identify ways that we can strengthen and grow our Ownable and Winnable categories, while identifying new opportunities to drive productivity and improve customer traffic trends. Simultaneously, we will be searching for opportunities to enhance profitability and fund future growth efforts. Partnering with our Board, our review has accelerated and moving forward with speed over the next 60 to 90 days. Our goal is to be prepared to discuss our ideas and roadmap for our next 3-year strategic plan with our associates and the investment community by mid-March. Simply stated, we are building our 3-year playbook for where to play and how to win in an ever-changing retail environment. As I look forward, despite our current challenges and headwinds, I'm excited about joining Big Lots at this point in its journey. I'm overwhelmed by the passion and energy of our associates serving our customers every day, and I'm energized about our opportunities to drive growth and shareholder value in the future. I'll now turn the call over to Lisa to provide more details and insights on Q3 merchandising performance.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Thank you, and good morning, everyone. As Bruce highlighted, Q3 was a very solid quarter from a sales perspective. Furniture was the best-performing category, comping up in the low teens. Congratulations to Martha, Robert and the entire team for responding to the competitive headwinds and Jennifer feedback earlier this year and delivering growth with the newness in our assortments. All 4 departments: Upholstery, Mattresses, Casegoods and Ready-to-Assemble were strong in Q3, and we continue to chase inventory to support the trends in the business. We won Labor Day and gained market share in this key timeframe for the category, and we have also successfully anniversaried the $49 out-the-door offer on our Easy Leasing program, which was launched in Q3 of '17.

Equally impressive was Seasonal, which was up high single digits on top of the 9.6% increase last year. Great job by Michelle, Steve and the entire team. Q3 is a transition quarter for our Seasonal business as we sell through our outdoor living assortments remaining from Spring. We set and sell through Halloween and Harvest and then quickly turn our attention toward the holidays and Christmas Trim-a-Tree. I'm pleased to report that we sold through and exited summer in Lawn and Garden quite well and the fashion drivers within Harvest and early Christmas trim look promising. Jennifer definitely likes our fashion assortments and has responded early. However, we anticipate the sell-through of more basic items to take place later as part of our accelerated markdown cadence. Soft Home was also up high single digits again this quarter on top of a 5% increase last year, with strength in Home Decor, Decorative Textile, Flooring and Bath. Another very good quarter for Kevin and his team, who continue to deliver consistent and impressive long-term growth trends in this high-margin business. Next, Consumables declined in the low single digits for Q3. We have seen some success with new branded never out or NVO sets from a number of well-known CPG companies, but the rate of sale has not accelerated enough to offset declines in volume in our closeout or in-and-out business. Similarly, Food was down low to mid-singles in Q3, exhibiting many of the same characteristics as our Consumables business, along with heightened competitive pricing pressures. Rounding out the balance of the store, Hard Home and Electronics were down to LY. We did see some bright spots with positive results in Appliances, Table Top, and Accessories and flat performance in Toys.

Moving to online, our e-commerce business had another very good quarter with strong sales, resulting in a lower operating loss year-over-year. Nearly every KPI has been trending favorably in this business with sales nearly doubling in Q3 versus last year. Sales growth has been driven by site visits, number of orders, and a higher average order value. Congratulations to Steve, Erica and the entire team who continue to make tremendous progress ramping up our digital platform for the all-important holiday selling season. I'll now turn the call over to T.J. for insight on the numbers and thoughts on Q4 and the full year.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Thanks, Lisa, and good morning, everyone. Net sales for the third quarter of fiscal 2018 were $1.149 billion, an increase of 3.6% versus the $1.109 billion we reported last year. As our comp store sales increase and a favorable impact from the fiscal calendar shift was partially offset by a lower store count year-over-year. Comparable store sales for stores opened at least 15 months, plus e-commerce sales, increased 3.4%, which is on top of the 1% increase we reported last year for the third quarter and better than the midpoint of our guidance of +2% to +4%. In terms of cadence throughout the quarter, comps were positive in each of the 3 months, with August and September posting the strongest results, driven by Furniture and Soft Home, clearance sales in Seasonal, Lawn and Garden and Summer and our highly successful Labor Day event and selling period Lisa mentioned earlier. The loss for the third quarter was $6.6 million or

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

$0.16 per share, which compares to our guidance in the range of income of $0.04 per diluted share to a loss of $0.06 per share. Q3 is very much a transition quarter for our business and our most challenged from a P&L perspective.

During this quarter, we're preparing for the peak selling period of the holidays and incur higher levels of costs in our DCs and stores ahead of a significant ramp in sales in Q4 or November and December.

The gross margin rate for Q3 was 39.9%, a 10 basis point decline from last year's third quarter rate, which was essentially in line with our guidance. The result does reflect the beginnings of higher tariff-related costs and peak season surcharges. The peak season surcharges were necessary in order to move forward and receipt imported merchandise earlier than planned in an attempt to minimize the tariff impact. You also will begin to notice tariff impact on our balance sheet inventory and a smaller impact in interest expense for the quarter. This will become more evident in Q4, which I'll speak to in a moment.

Total expense dollars were $469 million compared to $441 million last year or an increase of $28 million year-over-year, with the majority of the increase coming in 3 key buckets.

First, $14 million was related to key strategic investments in Store of the Future, Tax reform reinvestment, primarily in average wage rate, and to a lesser extent, our corporate headquarters relocation.

The next largest bucket of increase was a $6 million increase in distribution and transportation costs. Similar to what we discussed on our last call, this is an acceleration of freight rates, fuel costs, and productivity challenges for our DCs, as our merchandising strategy and content shifts towards bigger, bulkier product and more of a replenishment model with our growth in never out merchandise.
The last noteworthy item in expense was rent and occupancy or approximately $4 million of growth. We have normal rent steps when store leases are renewed each year. But this growth is higher than a normal quarter, driven by our opportunistic strategic decision to purchase and assume a certain number of Toys "R" Us leases to fuel future net new store growth starting in 2019.

So approximately, $24 million of the $28 million, or the majority of the expense growth year-over-year was isolated in these 3 key buckets. The balance of the expense base was up nominally year-over-year despite the 3.4% comp we reported. Relative to our guidance, our expenses did finish higher and contributed to a wider loss for Q3, with the variance primarily in the areas of: first, distribution and transportation. While transportation rates were fairly consistent quarter-to-quarter, fuel costs did accelerate. Next, we did ship more cartons than originally forecasted in an attempt to improve in-stocks in certain never out classifications. Additionally, in an effort to minimize tariff impacts, we did intentionally receipt or move forward receipt of imported goods, which created less-than-optimal inventory flow in our 5 DCs. There is incremental expense associated with this decision in order to risk mitigate or avoid a higher cost or lower margin on holiday goods. Next, depreciation and rent were slightly higher for the quarter than originally modeled. This increase is associated with our Store of the Future remodel program and new store opportunities. In terms of the Store of the Future, we've made strategic decisions to do more work and more construction in these stores than originally planned. The good news is, we are seeing very strong sales performance but the near-term impact is slightly higher depreciation-related expense. Referring to new stores, we've been able to quickly analyze and secure over 25 Toys "R" Us locations to date through the bankruptcy process or other negotiations with landlords, specifically when we win a location through the bankruptcy process, we begin paying rent Day 1 as we are building out the store. Strategically, these incremental locations will be a big win for Big Lots, but they come with the near-term costs ahead of the longer-term sales and growth opportunity. The third most notable variance was store-related bonus. Given the strong comps and strong store controllable profit performance for the quarter, store-related bonuses were higher than expected. And in addition to these variances, we did have several holiday related costs hit a little earlier than anticipated given the retail calendar shift. This will actually benefit Q4 at the expense of Q3. Interest expense for the quarter was $3.1 million compared to $2.1 million last year, as rates have increased and we carried a larger average debt balance during the quarter, due to significant strategic capital expenditures, timing of inventory purchases year-over-year and the lower income we've experienced in the first 3 quarters of fiscal 2018.

Moving onto the balance sheet, Inventory ended the third quarter of fiscal 2018 at $1.074 billion compared to $1.038 billion last year. This level of inventory represents a 4% increase in the average store and is largely the result of timing of receipts due to the fiscal calendar shift and the growth of never out merchandise levels to improve in-stock levels in our stores.

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

During Q3, we opened 15 stores and closed 15, leaving us with 1,415 stores and total selling square footage of 31.5 million. In the first three quarters of this year, we opened 20 stores and closed 21. We now believe we will end fiscal 2018 with approximately 1,402 stores.

Capital expenditures for the third quarter of 2018 were $76 million compared to $42 million last year, and depreciation expense was approximately $31.9 million, an increase of approximately $2.4 million to last year. Our CapEx increase was planned and is the result of our investments in Store of the Future remodels, new store activity, and AVDC, which is our new distribution center in Apple Valley, California.

We ended the third quarter with $62 million of cash and cash equivalents and $488 million of borrowings under our credit facility. This compares to $58 million of cash and cash equivalents and $372 million of borrowings under our credit facility last year. Our use of cash generated by operations was focused on strategic capital expenditures like Store of the Future and AVDC, and also on returning cash to shareholders through both share repurchases and dividends. As announced in a separate press release earlier today, on December 4, 2018, our Board of Directors declared a quarterly cash dividend of $0.30 per common share. This dividend payment of approximately $12 million is payable on December 28, 2018, to shareholders of record as of the close of business on December 14, 2018. Year-to-date, the combination of share repurchase activity and our quarterly dividend payments have returned approximately $139 million to shareholders.

Turning to guidance. For Q4, we've revised our income expectations to be in the range of $2.20 to $2.40 per diluted share compared to prior guidance of $2.90 to $3.00 per diluted share and last year's adjusted income of $2.57 per diluted share. This guidance is based on comparable store sales in the range of flat to +2%, a gross margin rate which is expected to be down to last year, and expenses as a percent of sales which are expected to be higher than last year. The lower expectations for Q4 are reflective of: first, we've lowered our sales assumption, we now expect comps to be in the range of flat to +2% compared to prior guidance of low single digits. This change is solely based on a flattish start to the quarter in the month of November.

While we were encouraged by low single-digit comps over Thanksgiving and the Black Friday weekend and we enjoyed a record day online on Cyber Monday, the month of November or the weeks around these days and around these market share events were softer and below last year. This is the sole reason for lowering our Q4 comp forecast as we are not assuming lost sales from November come back in December. For the balance of Q4, we are assuming December comps increase in the low single digits, and month-to-date, we're off to a good start. To complete the quarter, we're also assuming a January comp in the low singles as well.

Our guidance now assumes a lower gross margin rate to last year compared to prior guidance, which suggested the rate would actually slightly increase year-over-year. The change in the margin rate guidance is directly related to below planned sales of our seasonal and seasonally sensitive merchandise in the month of November, and the associated glide path markdowns expected to be necessary to exit the season clean as we move into Q1 and Spring.

Additionally, tariff-related costs on future seasonal merchandise for Spring are playing a role in a more cautious forecast of the gross margin rate for Q4. From an expense standpoint, we continue to see the expense rate above last year's level, given the strategic investments we have made, and we'll continue to make in Store of the Future, earlier and more new stores for Spring 2019, and the reinvestment of Tax reform savings in our average hourly wage rate.
Additionally, we continue to expect the transportation market to be challenging and do not see rates slowing down. The only new expense risk of note would relate to the expected consultative costs for our strategic review, which Bruce mentioned in his opening remarks.

In terms of our outlook for the full year, we have updated our estimate for adjusted income to be in the range of $3.55 to $3.75 per diluted share, which compares to prior guidance of $4.40 to $4.55 per diluted share and adjusted income of $4.45 per diluted share in 2017. The annual guidance is based on a comparable store sales increase of approximately 1%, and total sales down slightly to last year, as the comp increase is expected to be offset by a lower overall store count, and that fiscal 2018 has 52 weeks versus 53 weeks in fiscal 2017.

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

The change to guidance reflects Q3 actuals in the detailed changes for Q4 that I just covered. We believe this level of financial performance will result in cash flow of approximately $10 million to $20 million, down from approximately $100 million in our prior guidance. The key drivers of this change are: first and foremost, the strategic decision to pull forward import inventory receipts as our teams worked swiftly to position deliveries to arrive earlier than planned to avoid what was forecasted to be a significant potential tariff increase or risk should the 25% rates been put in effect on January 1. Based on what is now reported in the news, it appears those tariffs may not go into effect on January 1. However, given the lead time of the import merchandise, we had to make these decisions weeks ago based on the information at that time in an effort to mitigate as much risk as possible to the Spring '19 season. The second most significant impact on the estimated cash flow for the year is our lower net income assumptions we're sharing today. Given the lower cash flow and expected higher inventory levels at the end of Q4, we expect interest expense for the quarter to also be above last year as well. With that, I'll turn the call back over to Andy.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Thanks, T.J. Operator, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we will take our first question from Jason Haas.

Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst

Question. So I wanted to ask a little bit more on the slowdown you saw in November. Do think that was industry related or you think you might have lost share? And then what gives you confidence that you'll see the acceleration in the rest of the quarter? And maybe, you could speak a little bit about how the business shifts from November through December and then through January in terms of what categories will stand out more in January relative to in November?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, Jason, this is T.J. I'll go ahead and start. I think a couple of things. From our point of view, late in the month of October and early in the month of November, we did see some softness related to -- more in line with the performance in the average basket and necessarily even transactions or customer traffic. Our history would suggest that typically around certain large election events, we do see a softness in traffic, that might be one reason. I think a second reason might be just general overall softness that had a -- for us, was a very successful Thanksgiving and Black Friday period. So the week that was most important throughout the month, that Thanksgiving week around the actual holiday, Black Friday and then, as I mentioned, Cyber Monday, we're very encouraged that, when Jennifer was out there, we did quite well in those time periods or those market event periods. What gives us confidence on December is the actual results we're seeing, Jason, and particularly in some of our bigger ticket categories in the net basket that was a little bit softer late in October and parts of November has firmed up and is starting to be a very major contributor to the comp once again. So that's typically driven by bigger ticket categories like Furniture, like Seasonal, where we've been more aggressive with price and clearly Soft Home. Additionally, I think this time of the year, even though our Food business is a little bit more challenged or has been in other parts of this year, that holiday giftable element that the team's delivering in Food and Consumables has also picked up speed of late. So we feel good about where we are, month-to-date, in the month of December, rounding out the quarter, the month of January is very much a transition quarter. But the mix of business does start to move more towards -- in certain markets, more towards Lawn and Garden and Summer, but also some of our bigger businesses like Furniture and Soft Home tend to start to be more important than they might have been in October and November. So hopefully, that helps answer your question on trends through the quarter.

Operator

Our next question comes from Peter Keith of Piper Jaffray.

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

First question I had for you was just on the accelerated pace of Store of the Future remodels. Just to get majority of the change done in 3 years or are you implying you'd probably accelerate your pace to about 300 a year? And then, as a follow on, do you view -- do you have the logistics infrastructure to handle that acceleration? Because it certainly sounds like right now, there is some pressure on your DC -well, your distribution center network, I think?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Peter, this is Bruce. I'll take that question initially. A good question. We are excited about our Store of the Future, obviously. Earning high single digit, low double digits is a good place to be. And what excites us a lot about this is it's a platform for growth. Being able to standardize our fleet of stores with the new remodel that's performing well, allows us to do future resets and adjacency work in an accelerated manner. We're also seeing with Store of the Future, increase in transactions, new customer growth, which is lifting 65% of those transactions and a bigger basket. So obviously, we're excited about this. I think the last time the team spoke to the Street on this, we were around 250 a year in terms of Store of the Future. We're obviously, going to go north of that. And as part of our strategy work, we'll be playing it out in course of the next few years of how that looks in terms of modeling. In terms of DC capability, one of the things we've invested in is our California DC. We think we're in good shape to be able to support the new store growth.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Peter, it's T.J. I would add on there. I would think of it more -- it's not solely remodeling markets. As we mentioned in the prepared remarks, we see the opportunity starting in next year to actually start opening more stores than we close. And the success that the team has had around particularly the Toys "R" Us locations, what is forecasted to be continued dislocation in the real estate market, maybe post-holiday, I think that all sets up well for us. Additionally, with the new layout in the Store of the Future, we're a little more exciting from a landlord perspective, and we're getting a lot more interest. So I think there's a number different ways, Peter, that we grow that number of stores that actually comes into the new format. I agree with Bruce from an AVDC standpoint. From our view, anyway, I think that the remodeling of stores isn't necessarily what's creating the biggest part of our challenge from an infrastructure and supply chain, it really is as the business mix has changed, we're working hard to kind of catch up to that. So I wouldn't necessarily connect the 2 fully, but we are excited about Store of the Future, and to have something that is working and generating increased transactions through increased traffic. You know from following us for a number of years, that traffic and transactions has historically been a challenge. So to be able to see that happening naturally in Store of the Future supplemented by the marketing that Steve and his team are doing, we feel very good about that moving into that next 3-year view.

Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

T.J., if I could just have a follow-up on the expenses. So the up $28 million year-on-year, they are up about maybe $18 million above where we were modeled. I guess I'm still not.

(technical difficulty)

what surprised you to -- as a negative and furthermore, how should we think about that surprise -- those negative surprises continuing with Q4 and into early '19?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, it's difficult for me to speak to your model, Peter, at $6 million versus -- I think, you said $6 million versus $28 million. I think the 3 big buckets of expense are, 2 of which we have talked about in significant detail around the reinvestment in Store of the Future, tax reform, and then also the relocation of the building here in Columbus. Distribution and transportation, those trends, particularly around carrier rates, are not new. What might've been new, both to last year and to the second

(technical difficulty)

the first and second quarter rent and occupancy costs were up about $2 million each. And then I mentioned for the third quarter, they were up $4 million. So clearly, something changed in the trend there and we pointed you directly to the Toys "R "Us opportunities, many of which we're paying rent on now that won't open until first quarter. So that is not only a change to -- or variance to guidance for third

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

quarter, but is one that will likely continue -- or will continue in the fourth quarter. I think the second part of your question, Peter, relative to guidance from an expense standpoint, let me just pause on those for a minute. We mentioned in the prepared remarks particularly around the distribution and transportation costs. Carrier rates look similar to us year-over-year, fuel didn't -- quarter-to-quarter, fuel did not, fuel did accelerate during the third quarter that's a first piece. I think the second piece was, we did intentionally send out over 1 million more cartons than we originally forecasted towards the beginning of the quarter, with a goal of trying to improve in-stocks in never out categories within the store, throughout the store as we prepare for holiday. That comes at a cost. I think the third piece that might be a little more difficult to understand, not being inside the business is, I'll say the dislocation that's occurring out there right now as we along with everyone else tries to rush to make sure that we have all of our merchandise for a holiday, and we're well positioned for Spring from an import perspective, particularly coming out of China. That creates some inefficiencies in our supply chain, as we try to deliver holiday goods while also taking care of those challenges. So those are 2 or 3 things, Peter, that at the beginning of the quarter and distribution and transportation costs would've been difficult for us to fully understand or fully estimate. I think the second piece that was a difference from the beginning of the quarter to where the quarter ended from a model perspective, I would imagine that our depreciation expense came in a little bit higher than you were expecting. As we mentioned in prepared remarks, Store of the Future, we've made a decision to do more work in many of the stores within markets to try to ensure that we get as much merchandise out on the floor and create the best possible shopping experience. As Bruce mentioned, we're seeing very strong results. So it feels like, on balance, that was a better decision than not. Additionally, as we've opened stores in third quarter, many more of the stores that we're opening this year are actually stores we're building out versus what the landlord's building out. So that impacts depreciation as well versus if the landlord builds out a store it comes back to us in -- normally in rent over a longer period of time. I think a couple of other things, Peter, from an expense standpoint, that Bruce mentioned in his remarks and that might not again be fully easy to understand, our store teams and district teams actually had a very good quarter, not just from a volume standpoint but from what they can control standpoint. And what I mean by that is they're incented based on controllable profit, which includes sales, gross margin and then those expense items that they control, like store payroll, like store supplies, like worker's comp expense, things like that, claims in the store, our store teams had a very good quarter from that perspective. So the bonus expense would've been higher than we anticipated. And as I mentioned, the rent associated with some of the new store activity coming our way, unfortunately, we're starting to pay for that now ahead of when those stores will open based on the nature in which we sourced them. So there is a number of different pieces to it, Peter. None of us are happy with the way that the loss ended up for the quarter, but hopefully we've given you a little more detail to work with in terms of understanding why some of the expenses were different then we originally modeled, and why they were -- why the decisions were made that were made.

Operator

And our next question will come from Brad Thomas with KeyBanc Capital Markets.

Bradley Bingham Thomas KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

I was hoping you could talk about the comp and the benefit that you saw in the quarter from the Store of the Future remodels. Could you help quantify for us how much of the 3.4% comp, which was quite strong, I might add, how much of that came from Store of the Future? And how you're thinking that will continue to add to comps in 4Q and as we move to 2019?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Happy to talk about Store of the Future as much as you like, Brad. We're pretty excited about it, as you hopefully can tell. Within the quarter, the 3.4% comp, I would estimate somewhere around 0.6% or 0.7% of that comp came directly from Store of the future. So as we completed the remaining markets that we intended to remodel during 2018, those happened in the September and October time frame coming online. So, probably, closer to the 0.7% number, Brad, was third quarter.

Anticipating your next question with all of the markets complete as we go into fourth quarter, we estimate that we anticipate that impact will be closer to a full point of comp in these roughly 115 or 120 stores that have been remodeled. That's embedded in our flat to plus 2% guidance for Q4.

Bradley Bingham Thomas KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Okay, thank you. And, TJ, to follow up on margins. Could you talk about the gross margin expectation in a little more detail for 4Q? And I guess, as we think about lapping this a year from now, how much of the cost here that you're incurring in 4Q do you think you might be able to recoup?

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, that -- the second part of the question is a little tougher than the first. I think the first part of the question, Brad, is directly the result of our decision to be more aggressive on price, particularly in Seasonal and seasonally sensitive product. As we've started the fourth quarter, as you mentioned, even leading out of October into November, so third and the fourth quarter, we saw below planned sales in most of those categories that have a seasonal element to it. The importance of that, obviously, is those categories have a period in time in the store when they can live and then they need to move on, because something else new is coming in behind them. So the majority of the margin rate change was about markdowns.

The second part of your question is a little tougher to estimate or articulate because there's been so many different moving parts. I think you're implying tariffs and what was the impact there. That's a little difficult, more difficult for us to quantify, Brad, because there's a lot of moving parts around timing of when those goods are going to be receipted, what kind of surcharges are we incurring to get them in. Where have we taken action from a retail pricing standpoint to try to offset some of that cost knowing that some of the benefit might actually come in spring, in the form of markdowns or maybe less promotions than originally estimated. So it's difficult for me to estimate for you, Brad, until -- probably until the quarter is over. With fourth quarter, what next year's fourth quarter might be able to look like, so unfortunately, I'm going to have to move that one down the road until we see the actual results for Q4.

Operator

And we will take our next question from Paul Trussell from Deutsche Bank.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst

I appreciate the color on all the margin detail, TJ. Maybe just an -- one more question along those lines though. As we, kind of, breakdown the change in the fourth quarter forecast, can you perhaps speak a little bit more to the magnitude or order of impact of the various items that you have discussed, including the lowered sales assumption, the markdowns, the tariff impact, the higher distribution and transportation costs, and the depreciation related to the remodels? Any way that you could just, kind of, rank that for us to better understand where the change in fourth quarter assumptions are coming from?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Certainly can. That's a good question. In terms of magnitude of change, guidance-to-guidance. I would put them in this order: first, gross margin rate; second, November sales; third, expenses. The gross margin rate piece, again, I won't go any further than we've already gone. The majority of that is markdown related, in addition trying to make sure that we're positioned to get goods here on a timely basis, ahead of what was supposed to be this big January 1 deadline. The second piece, again, number 2 in order is sales, that's all about November, as we mentioned. December is actually in line with or slightly better than our planned week to date . Again, only a handful of days in but we're encouraged that comps are up solidly in the low-single digits to start the month of December, knowing that we have the extra shopping day and knowing that Jennifer typically shops later each holiday season. And then, I think the third and the smallest change relative to prior guidance was in expense. Again, in terms of order of magnitude, the consultative costs followed by rent and occupancy costs related to the new stores to open in spring around Toys "R" Us. And then, the third would be higher depreciation. So hopefully, that helps you rank order them as you think about modeling going forward.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst

That is helpful. And then a follow-up for Bruce, welcome. And just wanted to get a little bit more of your thoughts in these early days on other, kind of, tweaks or changes in strategy that you think need to be implemented as we move forward. You mentioned in your prepared remarks the accelerated store remodels. But you also mentioned, I think, something around making swift progress in Food and Consumables categories. Just curious what thoughts -- what you're thinking about in that area and anything else that maybe stands out.

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Thanks, Paul, good question. First, let me just say I am very pleased to be joining Big Lots at this time in its journey. We are in a great marketplace, as many you know, over the last several years, I worked in the menswear apparel industry, and I woke up every morning and had to look at the population of America and cut it in half, and say, that's my target audience and then cut it again, so we didn't really serve boys' clothing. And have to wake up at Big Lots and have the total U.S. population as a target audience with a hearty assortment is a good place to be. So I'm very excited about being here. Just on that note, we've got great people here serving each other, the customer, Jennifer and our communities and really we want to grow. So that excites me as we look towards the future. And just talking a little bit about some of my early observations that I mentioned and then how we're going to accelerate into this. Store of the Future is a great platform for us, I mean, the team has worked on that, it's getting great results early on. And it's that platform that's going to allow us to be more nimble and agile, to do more resets, more adjacencies, maybe add more places where to own and win. Having said that, while we might have growing pains with that right now, we're working through that, we're learning a lot on cost management, less disruption. The good news about Store of the Future and what I love about it is the fact that as we look at our 13 markers that we've been in and working with is and 2 of them comping now, we're seeing that a lot of older markets that we haven't touched in a while are really performing well and that's good, because the balance of our fleet is older markets. And so I'm excited about how we will continue to grow with that and bring order and a platform of growth for the future.

In terms of Food and Consumables, it's very important to us to get that right. Now Food and Consumables still makes up 1/3 of our business. It's a traffic driver for our stores. Jennifer wants, expects it in our stores. We need to have Food and Consumables work harder and the team is up for challenging this. It's key, it's going to be a key focus area in our strategy work, but with our outside team helping us to find a path forward. What does it look like, what are the things that we can do to balance of never out, which we expect to have some sort of consistency with the balance of closeout, which adds tremendous value, it allows us to compete with some of the bigger boxes. So the output of our strategic work is really, to find out how we can play, where we can play better, how we can win and why do we have the right to win there. So I'm excited about our consulting outside-in look helping our team in here. It's not that they're any smarter than us, it's just that we're trying to run the business, and they're going to help us change the business and accelerate our efforts in that way to grow profitably, expand stable margins, expand that area, reduce costs, invest in new growth opportunities. We are excited about the team working together with them hand-in-hand.

Operator

(Operator Instructions) And we will take our next question from Chris Burkle from Goldman Sachs.

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst

As you look -- so as you look at some of the headwinds to margin in 2018, can you maybe parse through each of, sort of, the expense headwinds and think about what should remain as -- or remain as a headwind as we move into next year and those that should reverse?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, Chris, this is TJ. I'll try to start on that. I think if we start with our single biggest headwind, which has been distribution and transportation, I think there's a range of potential trends that go into next year and in that space. And what I mean by that is, you kind of have to look at the marketplace out there and see which level of transportation rate increase do you think is going to occur next year. As we think about the business, we're not thinking about transportation rates going down. We think they will likely continue to go higher. Will they go up 15% or 20%, like they have in the last 2 quarters? Hopefully not. That's not what we're seeing out there. But we do have this trend that we've experienced over the last several months expecting that to go into the front half of 2019. And then, hopefully, those increases will start to moderate. I think when we look at distribution and the product mix changing, et cetera, as we talked about in the prepared remarks, I think that's something, as Bruce just mentioned, we'll get a lot smarter and when we go through this strategic review process over the next 8 to 10 weeks to try to understand categories that we want to accentuate or adjust going forward in terms of how we source as well. Additionally, just how we flow product through our stores, through our buildings, are there infrastructure investments we need to make in DCs to enhance the flow and enhance the turn? Those are all things that I think we're going to be a lot smarter on when we talk in March.

I think the second piece that I would expect will likely continue into 2019, as we've mentioned is the investment in Store of the Future. We

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

have something that's working. Nick and Mike and the teams have done a great job of quickly mobilizing and in getting cross functional teams to work together, and we're driving significant lifts in our stores and they've been maintained. As Bruce mentioned, we have a couple of markets that have now had their birthday or anniversary and particularly, in the Phoenix market, we're seeing those stores comp-the-comp and grow at a faster rate in Year 2 than where the company is growing. So that's really encouraging to us and and an investment that we would want to continue to lean into and accelerate further.

I think the third piece that, as we look forward, we're excited about the new store opportunity. There's costs ahead of opening a new store, particularly in the stub year or the year of opening, and so you get that full year worth of sales impact. So we're excited about the growth opportunity in remodels and new stores, so wouldn't see that abating either.

Wage rate has been a challenge this year. We've invested into it. We're seeing record engagement scores in our stores from our store team leaders and district team leaders. We're starting to, hopefully, see some early signs that turnover is abating a little bit. Although, it's early. So I think that's been a wise move on the part of the company and our associates appreciate it and they're paying us back for it. So I think those types of items, Chris, will likely continue into 2019. It's been a challenging year for the company. So from an incentive standpoint, costs are low this year. We would expect them, as the company performs at a faster rate or a better rate or grows at a more healthy rate, we would expect the incentive cost to be greater next year.

Putting all of that out there, I've just kind of identified, for you, things that will likely trend a little bit higher year-over-year. So where are the offsets? Where are the opportunities to generate leverage in the model? For those people out there who've followed us for a long time, you know that we've, historically, leveraged on a very low comp. We're making investments now, that profile has changed a little bit. But I think the expectation coming out of our review with some outside-in help ought to be some efficiencies throughout the business, whether they'd be in stores, distribution centers, how we source product, here in the office, being more challenging on costs will definitely continue to be a priority, and will likely move even further towards the front as we look to fund these other growth activities. So we have some growth activities that are working. We need to be just as vigilant about funding those opportunities. So a lot of information there for you. Hopefully that helps. We'll be a lot smarter as we get into March and get through our strategy review, but that's, kind of, how we're thinking about it.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

To add on. One more thing. What I was going to say is just adding on to what TJ has said in here. We're excited about what we're going to engage in, here, over the next 10 weeks or so in a very accelerated outside-in look. And just to add, here, our -- what we're going to be doing with an outside team is really getting after consumer insights that's going to accelerate our thought process on what are some key areas that we can add to our Ownable, Winnable categories that's going to expand margin and sales growth, et cetera. We're also -- just to reiterate this, we're also going to, definitely, look at every part of our business for opportunities. And this is -- there won't be any sacred cows in this, it's going to be an area for us to learn and understand and benchmark to understand where we can get better. We're excited about our growth prospects. We're excited about the things that we have, Store of the Future, Furniture, our Ownable-Winnable categories. We just want to fund them better and so this is going to be exciting for our team working with the outside team to unlock this value and for our shareholders in the future.

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst

Great. That's helpful. And if I can just sneak a one more quick one. As you accelerate the Store of the Future rollout, should we anticipate CapEx also accelerating? I think you had initially guided to about $600 million over 3 years at the last Investor Day. Any context for, sort of, how to think about CapEx so we can get a better handle on free cash flow?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, it's tough for us to give. We're not giving guidance today, Chris, as you know. So it's tough to speak in full detail on 2019, particularly not knowing for sure what we're going to decide to do over the next 2 or 3 months from a review standpoint. So I guess, I would ask you to think of it in the way that we've given 2018 guidance. So in big buckets, maintenance capital, I think we estimated around $45 million to $50 million. That's maintenance for stores and distribution centers primarily. Obviously, we're going to maintain our assets.

The second piece would be new stores. I think we guided to about 30 new stores this year. We'll likely finish a couple of stores higher than that. I think we had guided somewhere around $20 million to $25 million of CapEx for those stores. We're talking about accelerating new store growth next year based on the opportunities with Toys "R" Us so that number likely goes a little higher as we go into 2019 based on store count.

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

Store of the Future remodels, I think we had given you an estimate for 120-ish stores at around about $50 million of capital. We're talking about accelerating the number of store remodels going into 2019, because we're seeing results and because the investment makes sense. I think we had estimated for you that the distribution center we're building in California to be about $60 million as we came into 2018. That building appears to be on schedule. Obviously, we don't need to invest the money twice and we intend to open it next year. So that number likely moves a little lower as we go into 2019.

And then, the last bucket that I think we've given detail on are some of the strategic initiatives that don't fall into the first 4 buckets. And there, we're thinking about things like systems. You heard Bruce mention in the open, BOPIS, which will be new for the company, and will require some level of capital, although not as significant as we might have originally thought, it's still a new investment. So that strategic bucket, whether we fill it up or not, remains to be seen from the strategic review. So, unfortunately, Chris, I'm going to have to ask you to think about it that way until we can give good guidance and kind of have your own point of view on flexing the different levers there based on commentary we've given.

Operator

And our next question will come from Vincent Sinisi from Morgan Stanley.

Vincent J. Sinisi Morgan Stanley, Research Division - VP

Wanted to go back to tariffs for a second. It sounds like, of course, you've been working if that 25% does go through in January. Just want to get a sense, though, like if it were to, at this point with the work that you've done, how much of that potential impact has been mitigated do you think or likewise if it ends up not happening, how much of a, kind of, potential benefit could there be? Just want to get a little bit better sense of, kind of, sensitivity to what you've done versus what may or may not happen?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Vinnie Binnie. Tariffs, it's an extremely fluid situation, as you know, and it actually seems to be changing daily. If you take a step back, we import about 25% of our merchandise and, yes, the majority that is coming out of China. And over the past several months, we've been doing a lot of different things to risk mitigate or the implication that that could have on our grossh margins. Things like, well, one, if we're raising retails and passing some of that along to the consumer like many of the other retailers are, sharing some of those costs with our vendors as we look to partner on, again, how do we mitigate this. And diversifying our sourcing strategy is another piece as well. But as you can imagine, that takes time. But the team has been very proactive there as well. But we have -- as we've talked about, we have pulled product forward, where it made sense, where product was available from our vendor, again, to help mitigate what that potential costs could have been. And I think as these tariffs conversations continue, we will continue to be very adaptable, we're a very, very nimble company and the team has responded incredibly in trying to help us develop the best plans possible. And you can expect that, as we go forward, we watch this every day, we will continue to do the same type of activities.

Vincent J. Sinisi Morgan Stanley, Research Division - VP

Okay, that's helpful to hear the thought process there, Lisa. And then maybe just as a follow-up for Bruce. It's been a couple months now since you've taken the role there. Sounds like on -- obviously, the positive end, accelerating the focus on the Store of the Future, getting still nice results there. So that's good to see, but how about, Bruce, like just on the flip side, so far, and granted we know it hasn't been very long, but kind of what has been your observation so far on, kind of, what's the biggest weakness/opportunity to improve that you've seen so far? And, obviously, look forward to hearing more in March. But that would be helpful.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

A good question, Vinnie. I'll tell you what, there's just so many positive things I see for future growth. As you mentioned, Store of the Future, our ability to play a larger role in that, update our stores and build a platform for flexibility is very exciting to me. I think some of the opportunities is just what we've been talking about, and how do we accelerate that growth in a more profitable manner through margin expansion and cost management and redirecting our profit enhancements into more growth. I think really, what -- at the end of

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

the day, when I look at our current state and what I think we can be, I really believe that we can be the authority for trustworthy value on key Ownable, Winnable categories. I think that we need to continue to make our omnichannel experience more convenient. We need to make it easy for her to shop. And that means being in more convenient locations where she's at and that gives into our relocation and remodel work that we're doing as well as our online presence. We've got a good start to e-commerce but investing in things like buy online, pickup in store and making more of our assortment shoppable online is important for our future and making our stores the easiest place for her to shop. And that doesn't mean that everything happens on an e-commerce channel, but I think it's more the way we think about it is e-influence. So in our marketplace, the more that we can allow her to shop on her terms and then come to pick it up in the store or have it curated for her in the store, that's exciting for me and for the -- our company. I think those areas we can work in.

And then finally, I think another opportunity that we're focusing on and we can continue to get better and better at is, make it personal. Make it even more personal than it is today. So that means we need to know Jennifer better than anyone else, and maybe even better than she know herself. She comes in and she shops us and she buys some pink toys and maybe, some of our early motherhood items. The thing that we know is we've got about 16 million other Jennifers that have gone through that experience and we can maybe curate and hold her hand through life's journey, making more sense out of how we engage with her in the shopping experience going forward. We think that data, customer insights, is something that'll help us accelerate with top line growth in more ownable, Winnable categories, expand margin and in doing so leverage our expenses. So I'm excited about where we can be. I -- in total I think we're [Audio Gap] I think we can be a better omnichannel retailer to more Jennifers out in the future.

Operator

And our next question will come from Matthew Boss from J.P. Morgan.

Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst

So maybe, Tim, on the expense side 2% to 2.5% comps necessary to leverage the SG&A this year. I guess maybe when you put these pieces together, what do you see necessary to leverage your SG&A in 2019 and even in 2020?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, Matt, it's TJ. As I mentioned earlier with one of the earlier questions. I think Peter might have asked or someone different. We're not in the position to really give guidance on 2019 at this point. I think that, a, we know that we want to continue to lean into those aspects of investment that are helping us grow that we've talked about, whether it be Store of the Future, new stores, investment in the Rewards program, or growing that personal relationship you just heard Bruce talk about, how we go to market in certain categories, namely Furniture, Seasonal and Soft Home around developing strategies going forward there from a branding perspective. I think there are number of things that, we believe, that will drive future growth and we need to continue to invest in and lean in, too. And those come with that near-term cost along with, again, new store growth, which is a place that we've not been in a number of years. Additionally, based on this year's performance, we know that incentive costs have trended lower, particularly being solely focused in stores and districts without -- or throughout the country. So I think there are a number of places that we will want to continue to invest in from growth going forward. I think that the difficulty in answering your question is we don't know what other growth opportunities we might come across or feel good about coming out of the strategic review. And we don't know the flipside or those areas where we might want to pull back on where we're spending or pull back on where we're allocating resources to fund the growth. So I can't answer your question at the moment. I think we'll be prepared to answer your question in March, not just for 2019, but I think more importantly what does that 3-year outlook need to look like to support some of these new, enhanced growth opportunities and where is that funding going to come from. So more to come in March. Unfortunately, I know that doesn't answer your question fully, but it's the best we know right now.

Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst

Great. And then just taking a follow-up maybe on Store of the Future. So any difference in the Year 2 lift that you're seeing for your Ohio builds relative to what you've seen in Phoenix. And just anyway to triangulate CapEx next year? I know you talked about increasing with the acceleration of Store of the Future but any way to triangulate the magnitude of CapEx next year versus this year?

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, I think -- well, first off, we have 2 markets that have anniversaried and those are the only 2 markets we're going to have -- that have comped-the-comp until we come around the bend in spring of next year. So we really only have 2 markets to go on based on who is comping the comp. We talk a lot about Phoenix, Matt, not just because it's the best of the 2 from a comp perspective, but because we think it's the most indicative of what the balance of chain looks like. As Bruce mentioned in his comments earlier, Phoenix hadn't been touched in a while and was a little more tired than some of our newer markets like Columbus. And so what we're excited about is, as Phoenix has come around the bend, particularly, even just as recently as the month of November, where we mentioned in our prepared remarks that the company was fairly flat from a comp perspective, Phoenix comped up closer to 4% for the month, and that's on top of a double-digit comp a year ago. So clearly, something is working and working really well there, in that market one of our, again, more challenged markets from a competitive standpoint and one of our more challenged markets from a physical plant standpoint. It's difficult to extrapolate out Columbus as a market. It has not performed from a comp perspective or incremental lift perspective near as well as Phoenix. But 2 things to consider: first off, we know this market looked better than most in the chain, because we're here and we've invested and tinkered with this market more than any other market in the company; secondly, we opened a new store during the same time frame and we know we cannibalized other nearby stores; and, third, we moved our corporate headquarters from a near -- close to a nearby store to close to no nearby stores. So we know we've done things to impact the market and we know that Columbus looked better to start with. So we don't have much trepidation around that comment or that situation. We know in the markets where -- that look more like Phoenix, we're seeing that high single-digit, low double-digit lift. We're seeing significant lifts in large markets like on Long Island and in northern New Jersey, where our average were already significantly higher than the company. So there's a lot of good things to point to, Matt, just from a numeric standpoint, before you even get into the qualitative aspects of the Jennifer experience. So, unfortunately, again, we're not giving guidance for 2019 so it's hard for me to triangulate for you as you're asking, only to say that we did 120 stores this year from a remodel standpoint, we're already working on many, many more markets next year than this year, and we're already working on -- already in construction on many new stores to start out of the gate strong in spring.

Operator

And our next question comes from Joseph Feldman from Telsey Advisors..

Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst

Wanted to ask a little bit more about Furniture. Obviously, up high teens, very strong results. And wanted to better understand, who do you guys think you're taking share from, Is one part of the question? The second part of the question is, like how high do you think it could go as a percent penetration of your business, especially in the Store of the Future. Just, I guess, I'll leave it there for those 2 questions.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Okay, I'll start. Thank you, Joe. I think as you know, the Furniture market can be very fragmented from the perspective of a lot of regional players. We are the largest national player as it relates to Furniture. So as we look to the market share and where we're taking it from, I think we could tell you that it's definitely coming from some of the regional players. But as you know, there are some challenged businesses out there right now that are closing stores and we're being very proactive with the location of those stores and adjacency to our stores and in ensuring that we're well positioned there as well. So I think that would be the primary area that I would tell you that I think we're taking the share.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

I'll add a couple of other things. I think -- to what Lisa is saying here. I'd tell you the -- what I love about our Furniture business is that, while we're in a highly competitive area with the fragmented players, as Lisa said, we have a national footprint. And our advantage is that we've got great value across our store and our inventories in the store, which allows her to leave with it. And that's not necessarily something you can do across the nation. In addition to that, we've got a great seasonal assortment right next to it in Soft Home attachment capability where we can curate and put it all together and that is a nice place to be, it's defendable, it's differentiated. And then to top that off, with great partners, with Progressive helping us with Easy Leasing, we own Labor Day. I mean, Lisa and her team just own Labor Day and we're excited about that. So we see ourselves in a really good market growth position and for the future, I think that's just going to continue as we continue to strengthen that assortment and dovetail it with omnichannel features as well. So excited about that.

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst

If I could ask -- if I heard correctly, I get accelerating Store of the Future makes sense, I understand that. Sounds like you guys want to accelerate the new store growth as well and I just wanted to get a better sense of what you're thinking there in terms of units? Not -- I know you probably haven't figured out the full plan yet, but is this going to be a big jump in numbers of units next year? Or is it just like a 1% increase in unit growth? Or how should we think about that going forward?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Good question, Joseph. Just -- I'll start off and then maybe hand things over to TJ for the details on it. Our real estate model continues to be promising. One, truly like what we're doing with the relocations that make us more convenient to Jennifer and, also, allow us to expand in areas like our Ownable, Winnable furniture. Some of our stores, in maybe the low 20,000 square-foot range, they don't really allow us to have a full assortment of our Ownable, Winnable. So being able to relocate stores and getting a larger footprint that allows us to have a more complete assortment is very promising for us and one of the reasons why Store of the Future is an accelerated platform for us. Now what's happened over the last year with the going out of business of a key toy store has given us an opportunity to bid on choice real estate and that really suits our model a nice way. And so as a result of that, because we do not have a lot of four-walled cash flow stores -- hardly any that are negative and because we're relocating and because of that closure of that chain, we're in a great position to pick up real estate in an opportunistic way. Sure, in the short term it is adding to our expenses, but in the long term, these are right investments for us to grow. Now to increase year-over-year, I'll have TJ give you a little bit more color on it, but we'll be net positive on store growth for, I think, the first time in many years. It's not significant in net positive, but it's a movement in that direction and because of our fleet being healthy, I think it's movement in the right direction.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, I think Bruce just summarized it for you really well, Joe. I would think of 2019 as being, whether you look at square footage or store count, slightly positive year-over-year, wherefore at least the last probably 5 or 6 years, if not longer, we've seen net store contraction of 1% or 2%. So we're not talking about 4%, 5%, 6% net footage growth at all, that's not where we are at, Joe. But for us, being down 1% or 2% historically and flipping that into positive territory, that's a pretty significant move and our teams are excited about it. As Bruce mentioned, strategically, it's a great fit for us to be able to more appropriately position and present our Ownable categories, because in many stores we can't -- even as we look into 2019, I would suggest to you the large majority of any stores that we close will be because we're relocating the store, not because the store is not necessarily performing. So I feel really good about that decision. Again, it's unfortunate the way we're -- the way the opportunities are coming to us, we're experiencing some of the costs ahead of the benefit, but when we look out over the next 3 years or longer, we'll be glad that we moved into these locations from a volume and a positioning standpoint in the market.

Operator

And our final question will come from Anthony Chukumba from Loop Capital Markets.

Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP

I'll try to keep this brief. I guess, I was wondering, obviously, you've brought down your free cash flow guidance pretty significantly and it sounds like you'll be accelerating Store of the Future remodels going forward and it looked -- and it sounds like those remodels are costing a little bit more than what you had originally anticipated. So I guess, what I'm just wondering is at what point do you have to reevaluate your capital allocation strategy when you're paying about $50 million a year on to fund your cash dividend and you did do that and accelerated your repurchase last quarter. So, I guess, I'm just trying to think of the -- I'm just trying to get your thoughts in terms of how you think about that given the sort of change to the free cash flow and the store remodels, repurchase program, and even, the fact that you're going to be -- it sounds like you're opening new stores as well.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Anthony, this is Bruce. I'll start and TJ will finish off the things I may not cover. We've always been working with our board, we've always been in a position where we've had cash to do a nice balance of investing in our business, first, strategically, paying the dividends as you noted and stock buyback. We continue to think this way, and we'll continue to think this way about the -- how we'll do that. I think the key thing is that, from my perspective, our job is to really find strategic initiatives that produce long-term shareholder value in an accelerated way. And if we do that well,

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DECEMBER 07, 2018 / 1:00PM GMT, Q3 2018 Big Lots Inc Earnings Call

that balance of that cash allocation could change from year-to-year. As we go through the strategy process over the next 10 to 12 weeks and talk again in March, we're going to be more informed about what that looks like, but our intent is to always get that balance right that brings both near-term and long-term value to the company, to the shareholders.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

I think Bruce summarized it well, Anthony. This time a year ago or a little over a year ago at our investor conference we've talked about, I see those lines crossing a bit, meaning historically you've followed us, we return more of our cash to shareholders than we were investing back in the business. The pivot was last fall, when we started seeing positive results and being encouraged by Store of the Future and we said we would start investing more in the business than returning to shareholders. I think that likely continues going into 2019 and beyond. And the level or degree of that is what we're going to learn through this strategic review. We know from feedback from shareholders that capital allocation and returning cash to them is important. It's not something that we take lightly and it's certainly something that we will prioritize in our discussions. We also know from talking to investors that they want us to invest and grow the business and grow the top line in the business and grow market share and become even more competitive. So we're trying to balance both of those, more to come. But it's been a consistent topic between the management team and the board for the last couple of quarters at least.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Okay, thank you, everyone. Savanna, would you please close the call with replay instructions?

Operator

Of course, and ladies and gentlemen, a replay of this call will be available to you by 12:00 noon Eastern today. The replay will end at 11:59 p.m. Eastern on Friday to December 21, 2018. You can access the replay by dialing toll free USA and Canada 1 (888) 203-1112 and enter replay pass code 344-6862 followed by the pound sign. For international, you can dial 1 (719) 457-0820 and entering the replay pass code followed by the pound sign.

Ladies and gentlemen, this concludes today's presentation, and thank you for your participation. You may now disconnect.

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